EXHIBIT 23

CONSENT OF ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of MSB Financial, Inc.'s (the "Company's") Recognition and Retention Plan (File No. 333-2234), 1995 Stock Option and Incentive Plan (File No. 333-2232) and 1997 Stock Option and Incentive Plan (File No. 333-71837) on Form S-8 of our report, dated August 7, 2003 (except for Note 20 as to which the date is September 2, 2003), on the consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003.

Crowe Chizek and Company LLC

Grand Rapids, Michigan
September 24, 2003